[EAGLE LOGO]                                 Exhibit 99.1

               NEWS RELEASE
                                   Contact:  ROBERT J. BRITTON
                                             President & Chief Executive
                                             Officer
                                             860-314-6411

                                             MARK J. BLUM
                                             Chief Financial Officer
                                             860-314-6410


                             EAGLE FINANCIAL CORP. SUSPENDS

                               DIVIDEND REINVESTMENT PLAN

               Bristol, Connecticut, November 6, 1997--Eagle Financial Corp. (NASDAQ:EGFC), the holding company for Eagle Bank, announced today that in connection with its pending merger with Webster Financial Corporation which was announced on October 27, 1997, Eagle has suspended its Dividend Reinvestment and Share Purchase Plan pending consummation of the proposed merger with Webster. The Plan will be terminated upon consummation of the merger. The suspension of the Plan was required under the terms of the pending merger with Webster. As a result of the suspension of the Plan, there will be no further reinvestment of dividends on Eagle common stock under the Plan, including with respect to any dividend to be paid by Eagle in the fourth quarter of 1997, and there will be no further optional cash purchases of Eagle common stock under the Plan, unless and until further notice is given by Eagle. All payments that have been or may be received by Eagle or by the Plan administrator for the purpose of making optional cash purchases of Eagle common stock under the Plan in the fourth quarter of 1997 will be returned to Plan participants promptly.

                         Eagle Bank is headquartered in Bristol,
               Connecticut, and offers a full array of innovative products and services for the retail and commercial market, including 24-hour telephone banking, loans by phone, cash management services, debit cards, alternative investment products and a full line of deposit and loan products. Eagle Bank operates 26 traditional branch offices and 4 supermarket branch offices, in Hartford and eastern Litchfield counties. At September 30, 1997, Eagle Financial Corp. had total assets of $2.1 billion, total deposits of $1.4 billion and total stockholders' equity of $144.7 million.